August 2007	Pricing Sheet dated August 24, 2007 relating to Preliminary Pricing Supplement No. 334 dated July 24, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
PLUS based on the Dow Jones Industrial AverageSM due September 20, 2008
Performance Leveraged Upside SecuritiesSM

P R I C I N G T E R M S – A U G U S T 2 4 , 2 0 0 7
Issuer:		Morgan Stanley
Maturity date:		September 20, 2008
Underlying index:		Dow Jones Industrial AverageSM
Aggregate principal amount:		$10,150,000
Payment at maturity:
If final index value is greater than initial index value,
$10 + ($10 x 200% x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $10.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		13,378.87, the index closing value of the Dow Jones Industrial Average on the pricing date
Final index value:		The index closing value on the index valuation date, September 18, 2008, subject to adjustment for certain market disruption events.
Leverage factor:		200%
Maximum payment at maturity:		$11.40 (114% of the stated principal amount)
Stated principal amount:		$10
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		August 24, 2007
Original issue date:		August 31, 2007 (5 business days after the pricing date)
CUSIP:		617475686
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	$10	$0.15	$9.85
	Total	$10,150,000	$152,250	$9,997,750
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 5 of the preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

“Dow Jones Industrial AverageSM,” “Dow JonesSM,” and “DJIASM” are service marks of Dow Jones & Company, Inc. and have been licensed for use by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., and Dow Jones & Company, Inc. makes no representation regarding the advisability of investing in the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 334 dated July 24, 2007
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.